Exhibit 99.1

For release:  November 6, 2008

Contact: Gerald Coggin, Sr. V.P. Corporate Relations

Phone: (615) 890-2020

NHC reports third quarter earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYX-US:  NHC, NHC.PR.A), today announced that revenues for the third quarter increased 10.5% from $147,719,000 to $163,271,000.  After removing the impact of a gain on the sale of assets in 2007, NHC’s net income for the third quarter increased 107.1% over the same quarter for 2007.

Third quarter net income available to common shareholders was $11,604,000 or 91 cents per basic common share, compared to $13,126,000 or $1.05 per basic share in the third quarter of 2007.  Pretax earnings for the comparable quarter of the prior year included a gain on the sale of assets in the amount of $10,792,000.

NHC provides services to 76 long-term health care centers with 9,772 beds. NHC also operates 32 homecare programs, seven independent living centers and 23 assisted living centers. NHC’s other services include managed care specialty medical units, Alzheimer’s units, hospice, and a rehabilitation services company. In order to understand in all material respects the financial condition, results of operations and cash flows of NHC, the investor must review our most recent Form 10-Q quarterly report, Form 10-K annual report and press releases which are available on our web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

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NHC reports third quarter earnings

Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Revenues:	2008	2007	2008	2007
Net patient revenues	$ 146,521	$ 134,131	$ 433,649	$ 401,642
Other revenues	16,750	13,588	50,325	42,527
Net revenues	163,271	147,719	483,974	444,169

Costs and Expenses:
Salaries, wages and benefits	88,036	83,540	261,889	244,253
Other operating	44,755	40,992	134,708	123,753
Recovery of notes receivable	-	-	-	(6,195)
Gain on sale of assets	-	(10,792)	-	(10,792)
Rent	7,834	10,535	23,628	31,544
Depreciation and amortization	6,218	3,892	18,239	11,476
Interest	274	281	663	851
Total costs and expenses	147,117	128,448	439,127	394,890

Income Before Income Taxes	16,154	19,271	44,847	49,279
Income Tax Provision	(2,381)	(6,145)	(13,416)	(17,221)

Net Income	13,773	13,126	31,431	32,058

Dividends to Preferred Shareholders	(2,169)	-	(6,505)	-

Net income available to common shareholders	$ 11,604	$ 13,126	$ 24,926	$ 32,058

Earnings Per Common Share:
Basic	$ 0.91	$ 1.05	$ 1.95	$ 2.56
Diluted	$ 0.88	$ 1.01	$ 1.90	$ 2.47

Weighted average common shares outstanding
Basic	12,788,968	12,538,340	12,778,786	12,534,269
Diluted	15,678,702	12,981,366	13,099,488	12,989,561

Balance Sheet Data
(in thousands)	Sept. 30	Dec. 31
	2008	2007
Cash and marketable securities	$ 218,660	$ 167,779
Current assets	289,174	246,014
Total assets	752,303	698,408
Current liabilities	195,115	188,825
Long-term obligations	49,802	33,790
Deferred lease credit	3,938	4,847
Deferred revenue	15,888	15,238
Stockholders' equity	487,560	455,708

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NHC Reports Third Quarter Earnings

Selected Operating Statistics

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
Per Diems:
Medicare	$ 364.28	$ 349.97	$ 363.39	$ 350.18
Medicaid	147.70	143.61	146.64	141.57
Private Pay and Other	214.55	202.71	214.66	202.27

Patient Days:
Medicare	103,213	96,627	309,567	296,600
Medicaid	281,097	280,084	830,260	831,164
Private Pay and Other	171,478	165,101	501,526	471,688
	555,788	541,812	1,641,353	1,599,452

Average Per Diem	$ 208.55	$ 198.42	$ 208.30	$ 198.15

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